EXHIBIT 10.6

Endion Capital, L.L.C.

AGREEMENT FOR EMPLOYMENT

JOHN H. BLUHER

August 13, 2014

John R. Gorman, President,  Northsight Capital, Inc.

7740 East Evans Road

Scottsdale, AZ  85260

Mr. Gorman:

You and I recently sat down and discussed the need for Northsight Capital, Inc (the company) to have a full time CEO.  We have agreed to a one year contract for me to come into NCAP as CEO and build the company.  Either of us can terminate this contract for any reason upon thirty days written notice. The role we discussed was for me to take on the responsibility as a strategic CEO, managing the accounting department and insuring filings are made and signing SEC disclosure and 404 filings as needed.  My primary role is to manage the business and the staff as the company grows. I will also come in and assist with the corporate organization, corporate governance and SoX compliance.  I also work directly with the CFO (once hired) to organize the Board, put the Board Comp package together and put the executive contracts and compensation system in place that will meet NASDAQ governance standards.  In addition, I assist with the placement of the company D&O program and insure the D&O package matches the business, and the risk, so that the executives and directors have appropriate protection.  Finally, I work with the executive team to put in place a company omnibus incentive and stock option program with forms of award and a public company program for granting shares or options to employees. Along with this, I manage the comp expert and work with the Founder to develop a world class organization and content delivery platform for the cannabis industry.

As part of my services, I also provide editing and drafting on the legal documents and filings the company will be submitting. These advisory and consulting services have proven to be critical to

John R. Gorman

Page 2,

August 13 2014

companies that go through the exchange listing process. I will run the business to grow it quickly  and reduces the amount of time and expense from the outside legal counsel.

John H. Bluher

Endion Capital, LLC

PO Box 1369 Edwards, CO 81632

jbluher@endioncapital.com

303-618-0902

These services have proven to be of tremendous value to the Company.  I will be paid as a full time employee as follows:

1.

$25,000 per month before taxes and deductions--paid bi-monthly on the 1st and 15th.

2.

150,000 shares of NCAP to be issued at signing, and 50,000 of which are to be registered in the next S-1 filing.

3.

1,000,000 shares of NCAP as follows:

a.

250,000 issued at signing

b.

250,000 issued on October 1, 2014

c.

250,000 issued on January 1, 2015

d.

250,000 issued on April 1, 2015

4.

If during the first 120 days from July 15, 2014, John is terminated for any reason other than  reasonable cause, he will still own 500,000 shares, whether vested or unvested.

5.

After 120 days if John is terminated for any reason other than reasonable  cause, the full 1 million shares will vest immediately.

6.

$2500 in expenses per month

7.

John will be added to the bank accounts as a signatory and will be issued a corporate credit card for incidentals and business expenses.

All unissued shares will be issued immediately should the company be acquired or merge.

This Contract may be amended and altered during the year as discussed and agreed by the parties.

Agreement is signed on August 13, 2014.

Best regards,

/s/John Bluher/

John H. Bluher

Agreed: /s/John Gorman

John R. Gorman, President

John H. Bluher

Endion Capital, LLC

PO Box 1369 Edwards, CO 81632

jbluher@endioncapital.com

303-618-0902